UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 11, 2018

Eagle Bancorp Montana, Inc.
(Exact name of registrant specified in its charter)

Delaware	1-34682	27-1449820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Prospect Avenue, Helena, Montana	59601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(406) 442-3080

[not applicable]
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

                                                                                                                                                       Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 11, 2018, Opportunity Bank of Montana (the ‘Bank”), the wholly owned bank subsidiary of Eagle Bancorp Montana, Inc. (the “Company”), entered into a Salary Continuation Agreement with Patrick D. Rensmon, Senior Vice President/Chief Information Officer of the Bank that is effective as of October 1, 2018. The Salary Continuation Agreement with Mr. Rensmon provides an annual benefit of $14,000, for termination of employment after attaining the normal retirement age of 65. Payable in monthly installments, the benefit is payable for the executive’s lifetime, but in any case for at least 180 months. A reduced benefit is likewise payable for the executive’s lifetime, but in any case for at least 180 months, if the executive’s employment terminates due to early termination after the executive attains age 60 but before attaining the normal retirement age of 65, or early termination due to disability. The reduced benefit amounts are calculated based on the liability accrual balance existing when employment termination occurs.

If the executive’s employment terminates due to an involuntary termination without cause or a voluntary termination with good reason, in either case within 24 months after a change in control of the Company, the Bank will pay to Mr. Rensmon in a single lump sum the accrual balance required to be maintained by the Bank on the date on which his employment termination occurs. No benefit is payable after involuntary termination with cause. In the event of the executive’s death prior to separation from service, the executive’s heirs will receive the full retirement age benefit payable in monthly installments for 180 months. In the event of the executive’s death after benefit payments under the agreement have begun and the executive’s heirs have received less than 180 monthly benefit installments, the executive’s designated beneficiaries will continue to receive monthly benefit installments until the number of such monthly installments to the executive and the executive’s beneficiary totals 180.

Amended Salary Continuation Agreement for Peter J. Johnson

The Bank entered into an amendment, dated October 11, 2018, to President and Chief Executive Officer Peter J. Johnson’s Amended Salary Continuation Agreement, dated as of August 24, 2015. The amendment to Mr. Johnson’s Salary Continuation Agreement is included as Exhibit 10.2 to this Form 8-K Current Report. The amendment increases the annual benefit to be received by Mr. Johnson upon attaining normal retirement age of 65 from $69,500 to $78,000.

Other Amended Salary Continuation Agreement

The Bank also entered into an amendment, dated October 11, 2018, to a Salary Continuation Agreement, dated as of November 1, 2014, with Laura F. Clark, Executive Vice President and Chief Financial Officer. The amendment increases the annual benefit to be received by Ms. Clark upon attaining normal retirement age of 65 from $9,500 to $11,000. The annual retirement benefit is payable in monthly installments for the officer’s lifetime upon employment termination after attaining the normal retirement age of 65.

The officers are also entitled under their respective Amended Salary Continuation Agreements to reduced annual benefits payable in monthly installments for the officer’s lifetime in the event of early retirement if the officer has served 20 years or more with the Bank and terminates employment after the officer attains age 60 but before attaining the normal retirement age of 65, for early termination due to disability, and for involuntary early termination other than for cause. In the event of the officers’ death prior to separation from service, the officers will receive the full retirement age benefit payable in monthly installments for the greater of the executive’s lifetime or 180 months. In the event of the officers’ death after benefit payments have begun and the officers have received less than 180 monthly benefit installments, the officers will continue to receive monthly benefit installments until the number of such monthly installments to the officer and to the officer’s beneficiary totals 180.

The amendments are effective as of October 11, 2018.

Exhibits. The agreements referred to in this item 5.02(e) are attached as exhibits. The preceding summary of the agreements is qualified in its entirety by the terms of Salary Continuation Agreement, and amendments to the Salary Continuation Agreement, which are attached hereto as Exhibits 10.1, 10.2, and 10.3 and incorporated herein by reference.

Item 9.01(d) Exhibits

*10.1	Salary Continuation Agreement between Opportunity Bank of Montana and Patrick D. Rensmon (filed herewith)

*10.2	Amendment to Amended Salary Continuation Agreement between Opportunity Bank of Montana and Peter J. Johnson (filed herewith)

*10.3	Amendment to Amended Salary Continuation Agreement between Opportunity Bank of Montana and Laura F. Clark (filed herewith)

* Management contract or compensatory plan or arrangement

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eagle Bancorp Montana, Inc.

Date: October 11, 2018	/s/ Laura F. Clark
Laura F. Clark
Executive Vice President and Chief Financial Officer